Exhibit 99.1

Noodles & Company Announces Third Quarter 2025 Financial Results

Broomfield, Colo., November 5, 2025 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced financial results for its third quarter ended September 30, 2025.

Key highlights for the third quarter of 2025 versus the third quarter of 2024 include:
•Total revenue decreased 0.5% to $122.1 million from $122.8 million in the third quarter of 2024.
•Comparable restaurant sales increased 4.0% system-wide, comprised of a 4.0% increase at company-owned restaurants and a 4.3% increase at franchise restaurants.
•Net loss was $9.2 million, or $0.20 loss per diluted share, compared to net loss of $6.8 million, or $0.15 loss per diluted share, in the third quarter of 2024. Net loss in the third quarter of 2025 included $5.3 million of pre-tax restaurant impairments primarily related to the planned closures of underperforming restaurants. Net loss in the third quarter of 2024 included $0.2 million of pre-tax restaurant impairments.
•Operating margin was (5.2)% compared to (3.9)% in the third quarter of 2024.
•Restaurant contribution margin(1) was 13.2% compared to 12.8% in the third quarter of 2024.
•Adjusted EBITDA(1) increased 32.7% to $6.5 million compared to $4.9 million in the third quarter of 2024.
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(1)    Restaurant contribution margin and adjusted EBITDA are non-GAAP measures. Reconciliations of operating income (loss) to restaurant contribution margin and net loss to adjusted EBITDA are included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Joe Christina, Chief Executive Officer of Noodles & Company, remarked, “I am very pleased with our recent sales trends, with comparable sales up 4% in the third quarter, which significantly outperformed the fast casual benchmark. We’re especially encouraged that our positive comparable restaurant sales increased sequentially each month during the quarter and have further accelerated in the fourth quarter to date, with October comparable restaurant sales increasing 8%. Our traffic has also been positive since the middle of the third quarter and in October. This strong sales performance has been achieved despite a challenging consumer environment and is the result of deliberate, focused efforts across the organization. The dramatic improvement in our food from our new menu rollout, the strong value proposition of our Delicious Duos platform introduced in late July, the excitement of our recent Chili Garlic Ramen limited-time offer, and the impact of our improved marketing and operational execution are all working together to build significant momentum. At the same time, we are continuing to close underperforming restaurants and benefiting from the transfer of approximately a third of their sales to nearby profitable locations. All of this is driving margin and Adjusted EBITDA improvement, guest enthusiasm and strengthening our relevance.”

Liquidity Update

As of September 30, 2025, the Company had available cash and cash equivalents of $4.7 million and outstanding debt of $109.8 million. The amount available for future borrowings under its revolving credit facility was $12.2 million as of September 30, 2025.

Business Outlook
Based upon management’s assessment of recent trends, the Company is revising guidance for fiscal year 2025. The following is expected for the full year 2025:

•Total revenue of $492 million to $495 million, including comparable restaurant sales growth of 3.6% to 4.2%;
•Restaurant level contribution margins of 12.3% to 12.7%;
•General and administrative expenses of $48 million to $49 million, inclusive of stock-based compensation expense of approximately $3.3 million;
•Depreciation and amortization of $28 million to $29 million;

•Net interest expense of approximately $11 million;
•New restaurant openings: two company-owned;
•Restaurant closures: 31 to 34 company-owned restaurants and 7 to 8 franchise restaurants; and
•Capital expenditures of $12 million to $13 million.
Strategic Review
On September 3, 2025, the Company announced that its Board of Directors had initiated a review of strategic alternatives in order to explore ways to maximize stockholder value. The review includes a range of potential strategic alternatives, including a refinancing of existing indebtedness, refranchising or sale of all or part of the business, and/or other strategic or financial transactions. Such review remains in process.
Non-GAAP Financial Measures
The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to provide guidance for various reconciling items that are outside of the Company’s control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. A reconciliation of certain non-GAAP financial measures would also require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit thereof. None of these measures, nor their probable significance, can be reliably quantified. These non-GAAP financial measures have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”

Key Definitions

Average Unit Volumes — represent the average annualized sales of all company-owned restaurants for a given time period. AUVs are calculated by dividing restaurant revenue by the number of operating days within each time period and multiplying by the number of operating days we have in a typical year. Based on this calculation, temporarily closed restaurants are excluded from the definition of AUV, however restaurants with temporarily reduced operating hours are included. This measurement allows management to assess changes in consumer traffic and per person spending patterns at our restaurants. In addition to the factors that impact comparable restaurant sales, AUVs can be further impacted by effective real estate site selection and maturity and trends within new markets.

Comparable Restaurant Sales — represents year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods. This measure highlights performance of existing restaurants, as the impact of new restaurant openings is excluded. Changes in comparable restaurant sales are generated by changes in traffic, which we calculate as the number of entrées sold and changes in per-person spend, calculated as sales divided by traffic. Restaurants that were temporarily closed or operating at reduced hours remained in comparable restaurant sales.

Restaurant Contribution and Restaurant Contribution Margin — restaurant contribution represents restaurant revenue less restaurant operating costs, which are costs of sales, labor, occupancy and other restaurant operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are presented because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses restaurant contribution and restaurant contribution margin as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors. See “Non-GAAP Financial Measures” below.

EBITDA and Adjusted EBITDA — EBITDA represents net income (loss) before net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents net income (loss) before net interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, loss on asset disposals, net lease exit costs (benefits), (gain) loss on sale of restaurants, severance and executive transition costs and stock-based compensation. EBITDA and Adjusted EBITDA are presented because: (i) management believes they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses them internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.

Adjusted Net Income (Loss) — represents net income (loss) before restaurant impairments, net lease exit costs (benefits), (gain) loss on sale of restaurants, severance and executive transition costs and loss on debt modifications and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.

Conference Call

Noodles & Company will host a conference call to discuss its third quarter financial results on Wednesday, November 5, 2025 at 4:30 PM Eastern Time. The conference call can be accessed over the phone by dialing 201-389-0920. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13756125. The replay will be available until Wednesday, November 19, 2025. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, restaurant contribution and restaurant contribution margin (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted net income (loss) does not reflect cash expenditures, or future requirements, for lease termination payments and certain other expenses associated with reduced new restaurant development; and restaurant contribution and restaurant contribution margin are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.

For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company

Noodles & Company has known noodles since 1995. For 30 years, the brand has brought people together over craveable classics and globally inspired flavors, from indulgent Creamy Mac & Cheese to bold Japanese Pan Noodles. With more than 400 restaurants and a team of passionate noodle lovers, Noodles is built on flavor, comfort, and a people-first culture. To learn more and to find the location nearest you, visit www.noodles.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding expectations with respect to our business strategy and priorities, new menu offerings, unit growth and planned restaurant openings, projected capital expenditures, our financial condition and liquidity needs and all of the statements within “Business Outlook”. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, uncertainties as to the availability, suitability, structure, terms, and timing of any strategic transaction resulting from the strategic review and whether any such transaction will be completed, the impact of any such strategic transaction on Noodles & Company, whether the strategic benefits of any such strategic transaction can be achieved; current performance trends and our expectations for future performance and ability to obtain financing on acceptable terms, if at all, and comply with our covenants under the A&R Credit Agreement; our ability to sustain or achieve overall growth, including, digital sales growth; our ability to effectively optimize our restaurant portfolio including closures; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; the success of our brand strategy and marketing efforts, including our ability to successfully introduce new menu items, including limited time offerings and the success of our promotions; our pricing strategies; economic conditions, including those resulting from inflation, increased interest rates, recessionary economic cycles, and changes in trade policies, including tariffs or other trade restrictions or the threat of such actions; any impact of government shutdowns on overall economic conditions and consumer spending; price and availability of commodities and other supply chain challenges; our ability to adequately staff our restaurants; changes in labor costs; our ability to maintain compliance with requirements for continued listing on the Nasdaq Global Select Market; other conditions beyond our control such as domestic or global conflicts, wars, terrorist activity, weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; and consumer reaction to industry related public health issues and health pandemics, including perceptions of food safety. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 30, 2025	October 1, 2024	September 30, 2025	October 1, 2024
Revenue:
Restaurant revenue	$119,579	$120,163	$364,686	$363,897
Franchising royalties and fees, and other	2,507	2,588	7,627	7,600
Total revenue	122,086	122,751	372,313	371,497
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	30,709	30,665	95,862	91,223
Labor	37,499	38,423	116,174	115,791
Occupancy	11,076	11,543	33,963	34,985
Other restaurant operating costs	24,558	24,124	74,628	71,514
General and administrative	12,272	12,892	37,486	39,503
Depreciation and amortization	6,604	7,248	20,833	21,985
Pre-opening	6	454	226	1,422
Restaurant impairments, closure costs and asset disposals	5,681	2,202	20,625	15,488
Total costs and expenses	128,405	127,551	399,797	391,911
Loss from operations	(6,319)	(4,800)	(27,484)	(20,414)
Interest expense, net	2,827	2,082	8,227	6,058
Loss before income taxes	(9,146)	(6,882)	(35,711)	(26,472)
Provision for (benefit from) income taxes	5	(127)	49	48
Net loss	$(9,151)	$(6,755)	$(35,760)	$(26,520)
Loss per share
Basic and diluted	$(0.20)	$(0.15)	$(0.78)	$(0.58)
Weighted average common shares outstanding:
Basic and diluted	46,458,845	45,639,662	46,134,976	45,389,989

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	September 30, 2025	December 31, 2024
Balance Sheet Data
Total current assets	$23,819	$20,192
Total assets	280,572	324,648
Total current liabilities	70,650	65,717
Total long-term debt	108,158	100,742
Total liabilities	319,471	330,227
Total stockholders’ deficit	(38,899)	(5,579)

	Fiscal Quarter Ended
	September 30, 2025	July 1, 2025	April 1, 2025	December 31, 2024	October 1, 2024
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	349	364	369	371	377
Franchise restaurants at end of period	86	89	91	92	94
Revenue Data:
Company-owned average unit volume	$1,341	$1,353	$1,314	$1,310	$1,272
Franchise average unit volume	$1,311	$1,327	$1,283	$1,292	$1,243
Company-owned comparable restaurant sales	4.0%	1.5%	4.7%	0.5%	(3.4)%
Franchise comparable restaurant sales	4.3%	1.6%	2.9%	1.9%	(2.9)%
System-wide comparable restaurant sales	4.0%	1.5%	4.4%	0.8%	(3.3)%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 30, 2025	October 1, 2024	September 30, 2025	October 1, 2024
Net loss	$(9,151)	$(6,755)	$(35,760)	$(26,520)
Depreciation and amortization	6,604	7,248	20,833	21,985
Interest expense, net	2,827	2,082	8,227	6,058
Provision for (benefit from) income taxes	5	(127)	49	48
EBITDA	$285	$2,448	$(6,651)	$1,571
Restaurant impairments(1)	5,326	159	17,813	11,263
Loss on disposal of assets	698	771	2,461	2,048
Lease exit (benefits) costs, net	(1,278)	378	(2,156)	378
Severance and executive transition costs	334	329	800	1,476
Gain on sale from refranchising transactions	—	—	—	(490)
Stock-based compensation expense	1,133	811	2,651	3,345
Adjusted EBITDA	$6,498	$4,896	$14,918	$19,591
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(1)    Restaurant impairments in all periods presented above include amounts related to restaurants previously impaired.

EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, loss on disposal of assets, net lease exit costs (benefits), (gain) loss on sale of restaurants, and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Loss to Adjusted Net Loss
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 30, 2025	October 1, 2024	September 30, 2025	October 1, 2024
Net loss	$(9,151)	$(6,755)	$(35,760)	$(26,520)
Restaurant impairments (1)	5,326	159	17,813	11,263
Lease exit (benefits) costs, net	(1,278)	378	(2,156)	378
Gain on sale from refranchising transactions	—	—	—	(490)
Severance and executive transition costs	334	329	800	1,476
Tax impact of adjustments above (2)	(3)	225	1	(46)
Adjusted net loss	$(4,772)	$(5,664)	$(19,302)	$(13,939)

Loss per share
Basic and diluted	$(0.20)	$(0.15)	$(0.78)	$(0.58)
Adjusted loss per share
Basic	$(0.10)	$(0.12)	$(0.42)	$(0.31)
Diluted	$(0.10)	$(0.12)	$(0.42)	$(0.31)
Weighted average common shares outstanding
Basic	46,458,845	45,639,662	46,134,976	45,389,989
Diluted	46,458,845	45,639,662	46,134,976	45,389,989
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Adjusted net income (loss) is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. We define adjusted net income (loss) as net income (loss) before restaurant impairments, net lease exit costs (benefits), (gain) loss on sale of restaurants, severance and executive transition costs and loss on debt modification, and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income (loss) as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income (loss) should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(1)    Restaurant impairments in all periods presented above include amounts related to restaurants previously impaired.
(2)    The tax impact of the other adjustments is immaterial while the Company has a full valuation allowance and significant net operating losses.

Noodles & Company
Reconciliation of Operating Loss to Restaurant Contribution
(in thousands, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 30, 2025	October 1, 2024	September 30, 2025	October 1, 2024
Loss from operations	$(6,319)	$(4,800)	$(27,484)	$(20,414)
Less: Franchising royalties and fees, and other	2,507	2,588	7,627	7,600
Plus: General and administrative	12,272	12,892	37,486	39,503
Depreciation and amortization	6,604	7,248	20,833	21,985
Pre-opening	6	454	226	1,422
Restaurant impairments, closure costs and asset disposals	5,681	2,202	20,625	15,488
Restaurant contribution	$15,737	$15,408	$44,059	$50,384

Restaurant contribution margin	13.2%	12.8%	12.1%	13.8%
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Restaurant contribution represents restaurant revenue less restaurant operating costs, which are the cost of sales, labor, occupancy and other operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are non-GAAP measures that are neither required by, nor presented in accordance with GAAP, and the calculations thereof may not be comparable to similar measures reported by other companies. These measures are supplemental measures of the operating performance of our restaurants and are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures.

Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Management does not consider these measures in isolation or as an alternative to financial measures determined in accordance with GAAP. However, management believes that restaurant contribution and restaurant contribution margin are important tools for investors and other interested parties because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses these measures as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors.